EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARIES	STATE OF INCORPORATION	SUBSIDIARIES ARE DOING BUSINESS AS

StarTek USA, Inc.	Colorado	StarTek Teleservices, Inc.
StarTek Technical Services, Inc.
StarTek Internet, Inc.
StarTek, Inc.
StarPak, Inc.
StarTek Services

StarTek Europe, Ltd.	Colorado	StarPak, Inc.
StarPak International, Ltd.

StarTek Pacific, Ltd.	Colorado	StarTek Pacific, Ltd.

Domain.com, Inc.	Delaware	Domain.com, Inc.

StarTek Canada Services, Ltd.	Nova Scotia, Canada	StarTek Canada Services, Ltd.